Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Michael J. Shea	Jim Buckley
Chief Financial Officer	Executive Vice President
Mac-Gray Corporation	Sharon Merrill Associates, Inc.
781-487-7610	617-542-5300
Email: mshea@macgray.com	Email: jbuckley@investorrelations.com

Mac-Gray Corporation Announces Fourth Quarter
and Year End 2008 Financial Results

Company Meets Full-Year 2008 Guidance with Record Revenue of $364 Million

WALTHAM, MA, March 5, 2009 — Mac-Gray Corporation (NYSE: TUC), the nation’s premier provider of laundry facilities management services to multi-unit housing locations, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Mac-Gray reported record fourth-quarter revenue of $95.0 million, an increase of 20.7% from 2007 fourth-quarter revenue of $78.7 million.  Net loss for the quarter was $1.1 million, or $0.08 per share, compared with fourth-quarter 2007 net income of $400,000, or $0.03 per diluted share.  Fourth-quarter 2008 and 2007 net income included pre-tax non-cash losses of $1.6 million and $1.0 million, respectively, on the change in value of derivative instruments.  Excluding this item from both periods, adjusted net income for the fourth quarter of 2008 was $149,000, or $0.01 per diluted share compared with adjusted net income of $932,000, or $0.07 per diluted share, for the fourth quarter of 2007.

Please refer to Table 1, included at the end of this news release, for a reconciliation of net income, as reported, to net income, as adjusted.

For the fourth quarter of 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $17.4 million, compared with $14.9 million in the year-earlier quarter.  EBITDA, as adjusted for the items described above relating to derivative instruments, grew 20% to $19.1 million for the fourth quarter of 2008, compared with $15.9 million in the year-earlier quarter.

Please refer to Table 2, included at the end of this news release, for a reconciliation of net income to EBITDA and EBITDA, as adjusted.

Comments on the Fourth Quarter

“We delivered strong results for the fourth quarter, particularly in light of the recession and the related increasing apartment vacancy rates,” said Stewart G. MacDonald, Mac-Gray’s chairman and chief executive officer.  “Our laundry facilities business generated revenue that was on target with our plan for the quarter, as we benefited from the contributions of the ALC assets we acquired in April and also generated incremental organic growth.  Within Product Sales, we achieved 11.3% combined growth in MicroFridge® and commercial laundry equipment sales.  Most importantly, and as a result of our fourth-quarter performance, including control over capital spending, we reduced our funded debt in the quarter by approximately $13.6 million, reflecting the inherent ability of our business model to generate free cash flow.”

“The first phases of integrating the ALC business — eliminating duplicative expenses, moving the acquired assets to our operating platforms, and training personnel — were completed on schedule, and we believe we will realize more financial synergy than originally expected.  We had initially targeted approximately $4 million in annualized savings from the acquisition.  However, based on the excellent operational fit and quality of the assets and employees acquired, by year-end we had raised our expected savings to more than $5 million on an annual basis.  The much longer integration phase of renegotiating the ALC contract portfolio as individual contracts come to term will run for approximately 10 years. That is the timeframe before every contract will have come up for renegotiation and we will have had an opportunity to improve their individual margins.  Nine months into the process, our experience with the quality of the acquired contracts has been consistent with our expectations.”

Full-Year 2008 Results

For the year ended December 31, 2008, Mac-Gray reported record revenue of $363.6 million, an increase of 23% from revenue of $295.9 million for 2007.  Net income for 2008 was $541,000, or $0.04 per diluted share, compared with $2.5 million, or $0.18 per diluted share, for 2007.

Full-year 2008 earnings included:

•                  a $1.8 million pre-tax non-cash loss related to derivative instruments;

•                  an expense of $207,000 related to the early extinguishment of debt.

Full-year 2007 earnings included:

•                  a $1.7 million pre-tax non-cash loss related to derivative instruments.

Excluding the above items from both periods, adjusted net income for 2008 was $1.9 million, or $0.14 per diluted share, compared with $3.6 million, or $0.26 per diluted share, for 2007.

For 2008, Mac-Gray’s earnings before interest expense, provision for income taxes, depreciation and amortization expense (EBITDA) was $70.9 million, compared with $56.8 million for 2007.  EBITDA, as adjusted for the items above, increased 24.6% to $72.9 million for the year ended December 31, 2008, compared with $58.5 million for 2007. As a percent of revenue, EBITDA, as adjusted, slightly increased in the facilities management business, while decreasing in Product Sales.

Please refer to Tables 1 and 2, included at the end of this news release, for a reconciliation of reported net income to net income, as adjusted, as well as EBITDA and EBITDA, as adjusted.

Comments on Full Year-2008

“Mac-Gray’s performance in 2008 demonstrates that we are continuing to make progress on our strategic objectives — building a dense operational footprint in particular markets, increasing revenues organically, controlling capital spending, and using our growing and consistent cash flow to lower debt leverage,” MacDonald continued.  “We significantly expanded our core business — laundry facilities management — with the addition of ALC in April.  Due to the largely fixed-cost nature of this business, gaining density within our markets is essential to improving operating results.  ALC greatly enhanced our operational density, as more than 80% of its business overlapped our existing footprint.  Excluding the acquisition, organic growth in the core business was 3.6%. The acquisition also helped us slightly improve our facilities management EBITDA margin, as adjusted, despite the initial duplicative costs and the effect of apartment vacancies during the nine months since we made the acquisition. Within Product Sales, despite the slowing economy we achieved our second consecutive year of record revenue with MicroFridge® revenue up 9% and sales of commercial laundry equipment up 7%. The EBITDA margin, as adjusted, in Product Sales did not show a corresponding increase due to product mix and overall pricing pressure.

“The business metric most affected by the economy this past year was organic growth in laundry facilities revenue, which varied considerably from region to region across the country.  When employment levels in a given area change, so too does the occupancy of apartment buildings where we may have laundry equipment (excluding academic accounts).  Overall, Mac-Gray’s same-location apartment revenue was up 1%, year-over-year, factoring out the acquisitions made in either year as well as the accounts that were normally added or removed from the portfolio.  For the year, we experienced:

•                  same-location declines of 5% to 8% in three markets,

•                  same-location increases of more than 5% in ten markets, while

•                  fourteen other markets were plus/minus 4%.

The revenue impact of apartment vacancy rates is mitigated by our diversification in 43 states, as well as our leadership position in the college and university market because academic institutions have traditionally maintained consistent occupancy levels.

“In the nine months since we acquired ALC, the deepening recession and persistent uncertainty surrounding the financial sector have dramatically changed the business landscape.  In this environment, we believe that using our strong cash flow to lower Mac-Gray’s funded debt must be our top strategic priority.  Since acquiring ALC for $116 million, we have reduced our total funded debt by approximately $29 million, or 25% of the purchase price.  This rapid pay down of our debt balance also enabled us to cancel our $15 million unsecured credit facility ahead of schedule, which will further reduce our interest expense in 2009.  We concluded 2008 with approximately $301 million in funded debt, 93% of which is locked in at fixed long-term interest rates.”

Outlook and Financial Guidance

“As we outlined in our preliminary results release in February, our priorities for 2009 include:

•                  keeping capital expenditure to the irreducible needs required to sustain the business,

•                  continuing to reduce funded debt, thereby improving debt leverage ratios and reducing interest expense,

•                  increasing facilities management operating efficiencies, and

•                  improving the profitability of facility management accounts that come up for contract renewal.

“Although the current economic downturn presents us with challenges, we remain encouraged about the prospects for our laundry facilities management business in 2009 and beyond. In previous recessions this business has proven to be resilient.  We are confident that our diversified footprint will help us mitigate the impact of localized housing market fluctuations.  In addition, the density we have achieved in many metropolitan areas has positioned us to emerge as a more efficient competitor and a stronger enterprise when the economy turns around.

“Within Product Sales, we are expecting a decline of 20% to 30% from 2008’s record revenue levels and continued pressure on operating margins.  We anticipate that tight credit markets will make obtaining financing a challenge for some potential customers.  We also expect product sales to be affected by customers reducing their capital equipment spending, particularly colleges and universities, hotel franchisees, and the Department of Defense, as well as potential and existing laundromat investors and owners,” MacDonald concluded.

Reflecting management’s assessment of current and future market conditions, including assumptions with respect to vacancy rates, Mac-Gray’s current outlook for 2009 includes:

•                  laundry facilities management revenue in the range of $317 million to $327 million;

•                  product sales revenue in the range of $40 million to $45 million; and

•                  capital expenditures in the range of $32 million to $36 million, including laundry facilities management contract incentives.

The foregoing estimates are subject to fluctuations as a result of a number of factors, and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Conference Call Information

The Company will host a conference call at 10:00 a.m. ET today during which Stewart MacDonald, Mac-Gray’s chairman and chief executive officer, and Michael Shea, executive vice president and chief financial officer, will summarize the Company’s financial results, review business and operating highlights from the quarter, and provide a business and financial outlook.  To hear a live broadcast of the call, log onto www.macgray.com or dial (877) 407-5790 or (201) 689-8328.

You can also access a replay of the conference call in the Investor Relations section of Mac-Gray’s website at www.macgray.com.

About Mac-Gray Corporation

Founded in 1927, Mac-Gray derives its revenue principally through the contracting of debit-card- and coin-operated laundry facilities in multi-unit housing facilities such as apartment buildings, college and university residence halls, condominiums and public housing complexes. Mac-Gray manages approximately 80,000 laundry rooms located in 43 states and the District of Columbia.

Mac-Gray also sells, services and leases commercial laundry equipment to commercial laundromats and institutions through its product sales division. This division also includes Mac-Gray’s MicroFridge business, where Mac-Gray sells its proprietary MicroFridge line of products, which are combination refrigerators/freezers/microwave ovens utilizing patented Safe Plug circuitry. MicroFridge and Maytag products bear the ENERGY STAR® designation. To learn more about Mac-Gray, visit the Company’s website at www.macgray.com.

Intelligent Laundry™ Solutions, Intelligent Laundry™ Systems, PrecisionWash™ and MaytagDirect™ are trademarks of Mac-Gray Corporation. LaundryView® and MicroFridge® are registered trademarks of Mac-Gray Corporation. All other product names, service marks and trademarks mentioned herein are trademarks of their respective owners.

Safe Harbor Statement

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s projected financial results for the full year 2009, including estimates of laundry facilities management revenue, product sales revenue and capital expenditures, and the expected synergies and cost savings from the ALC acquisition.  The Company intends such forward-looking statements to be covered by the Safe Harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of complying with these Safe Harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, may be identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from such forward-looking statements.  Certain factors which could cause actual results to differ materially from the forward-looking statements include, but are not limited to, general economic conditions, changes in multi-housing vacancy rates, the Company’s ability to identify and successfully acquire laundry facility business, successfully integrate acquired assets and operations, and service the increased debt incurred to finance acquisitions, as well as the risks that the Company will incur unanticipated costs related to the acquired operations or not realize expected revenues, synergies and cost savings, and those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other reports subsequently filed with the Securities and Exchange Commission.

Important Information

Mac-Gray Corporation and its directors, director nominees, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders. Stockholders may obtain information regarding the interests of such individuals in the Company’s proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2008 relating to the Company’s 2008 Annual Meeting of Stockholders. To the extent the holdings of Mac-Gray Corporation securities by any such individuals have changed since the information set forth in that proxy statement, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Any updated information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Mac-Gray Corporation in connection with the Company’s 2009 Annual Meeting of Stockholders.

In addition, Mac-Gray Corporation files annual, quarterly and current reports with the SEC. The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Mac-Gray Corporation at www.macgray.com. Stockholders of Mac-Gray Corporation are advised to read carefully any proxy statement filed in connection with the Company’s 2009 Annual Meeting of Stockholders when it becomes available before making any voting or investment decision because it will contain important information, and such proxy statement will be mailed to stockholders along with a white proxy card. The Company’s proxy statement will also be available for free by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451. In addition, copies of the proxy materials may be requested from our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com.

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Revenue	$78,688	$95,010	$295,902	$363,593
Cost of revenue:
Cost of facilities management revenue	44,687	55,381	162,839	207,233
Depreciation and amortization	9,904	12,645	37,410	47,499
Cost of products sold	8,919	10,301	40,347	44,892
Total cost of revenue	63,510	78,327	240,596	299,624

Gross margin	15,178	16,683	55,306	63,969

Operating expenses:
Selling, general and administration expenses	9,618	10,657	36,050	40,290
(Gain) loss on sale or disposal of assets, net	(10)	20	(254)	(21)
Loss on early extinguishment of debt	—	—	—	207
Total operating expenses	9,608	10,677	35,796	40,476

Income from operations	5,570	6,006	19,510	23,493

Interest expense, net	3,901	5,807	13,745	20,871
Loss related to derivative instruments	1,003	1,645	1,737	1,804
Income (loss) before provision for income taxes	666	(1,446)	4,028	818
Provision (benefit) for income taxes	294	(362)	1,509	277
Net income (loss)	$372	$(1,084)	$2,519	$541
Net income per common share — basic	$0.03	$(0.08)	$0.19	$0.04
Net income per common share — diluted	$0.03	$(0.08)	$0.18	$0.04
Weighted average common shares outstanding - basic	13,272	13,381	13,209	13,346
Weighted average common shares outstanding — diluted	13,700	13,700	13,680	13,706

MAC-GRAY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	December 31,
	2007	2008

Assets
Current assets:
Cash and cash equivalents	$13,325	$18,836
Trade receivables, net of allowance for doubtful accounts	10,106	9,793
Inventory of finished goods, net	7,400	6,047
Prepaid expenses, facilities management rent and other current assets	16,103	14,787
Total current assets	46,934	49,463
Property, plant and equipment, net	126,321	143,494
Goodwill	42,229	59,701
Intangible assets, net	153,341	222,285
Prepaid expenses, facilities management rent and other assets	14,712	15,061
Total assets	$383,537	$490,004

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$1,352	$5,471
Trade accounts payable and accrued expenses	23,945	20,980
Accrued facilities management rent	18,309	22,211
Deferred revenues and deposits	777	791
Total current liabilities	44,383	49,453
Long-term debt and capital lease obligations	207,169	295,821
Deferred income taxes	30,907	35,381
Other liabilities	3,234	11,385
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock of Mac-Gray Corporation ($.01 par value, 5 million shares authorized, no shares outstanding)	—	—
Common stock of Mac-Gray Corporation ($.01 par value, 30 million shares authorized, 13,443,754 issued and 13,276,864 outstanding at December 31, 2007, and 13,443,754 issued and 13,381,387 outstanding at December 31, 2008)	134	134
Additional paid in capital	72,586	74,669
Accumulated other comprehensive income (loss)	45	(3,117)
Retained earnings	26,812	26,925
	99,577	98,611
Less: common stock in treasury, at cost (166,890 shares at December 31, 2007 and 62,367 shares at December 31, 2008)	(1,733)	(647)
Total stockholders’ equity	97,844	97,964
Total liabilities and stockholders’ equity	$383,537	$490,004

MAC-GRAY CORPORATION

TABLE 1

Reconciliation of Reported Net Income to Adjusted Net Income

(In thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Net income (loss), as reported	$372	$(1,084)	$2,519	$541

Income (loss)before provision for income taxes, as reported	$666	$(1,446)	$4,028	$818
Loss related to derivative instruments (1)	1,003	1,645	1,737	1,804
Early extinguishment of debt	—	—	—	207
Income before provision for income taxes, as adjusted	1,669	199	5,765	2,829
Provision for income taxes, as adjusted	737	50	2,160	958

Net income, as adjusted	$932	$149	$3,605	$1,871

Diluted earnings per share, as adjusted	$0.07	$0.01	$0.26	$0.14

(1)          The losses related to derivative instruments are the consequence of interest rate swaps which had previously qualified for hedge accounting no longer qualifying for such treatment as a result of separate and distinct refinancings of our credit facility.

To supplement the Company’s unaudited condensed consolidated financial statements presented on a generally accepted accounting principles (GAAP) basis, management has used a non-GAAP measure of net income.  Management believes presentation of this measure is appropriate to enhance an overall understanding of our historical financial performance and future prospects.  Adjusted net income, which is adjusted to exclude certain gains and losses from the comparable GAAP net income, is an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core operating results. These non-GAAP results are among the primary indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods.  For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or other measures prepared in accordance with GAAP.

MAC-GRAY CORPORATION

TABLE 2

Reconciliation of Reported Net Income to Earnings Before Interest, Taxes, Depreciation

and Amortization (“EBITDA”) and EBITDA, as adjusted

(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Net income (loss)	$372	$(1,084)	$2,519	$541

Interest expense, net	3,901	5,807	13,745	20,871
Provision for income taxes	294	(362)	1,509	277
Depreciation and amortization	10,318	13,085	39,021	49,223

EBITDA	14,885	17,446	56,794	70,912

Loss related to derivative instruments (1)	1,003	1,645	1,737	1,804
Loss on early extinguishment of debt	—	—	—	207

EBITDA, as adjusted	$15,888	$19,091	$58,531	$72,923

(1)          The losses related to derivative instruments are the consequence of interest rate swaps which had previously qualified for hedge accounting no longer qualifying for such treatment as a result of separate and distinct refinancings of our credit facility.

EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is EBITDA further adjusted to exclude the items described in the table above. We have excluded these items because we believe they are not reflective of our ongoing operating performance. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity.

Our management believes EBITDA and Adjusted EBITDA are useful to investors because they help enable investors to evaluate our business in the same manner as our management.  Management uses EBITDA and Adjusted EBITDA as follows: (a) to evaluate the Company’s historical and prospective financial performance, (b) to set internal revenue targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, and (d) as an important factor in determining variable compensation for management.  In addition, these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage.  Moreover, investors have historically requested and the Company has historically reported these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures.  These measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation.  Further, EBITDA and Adjusted EBITDA exclude interest expense and depreciation and amortization expense, which represent significant and unavoidable operating costs given the level of indebtedness and the capital expenditures needed to maintain our business.  In addition, our measures of EBITDA and Adjusted EBITDA are different from those used in the covenants contained in our senior credit facilities and the indenture governing our 7 5/8% senior notes.  Management compensates for these limitations by relying primarily on our GAAP results and by using EBITDA and Adjusted EBITDA only supplementally and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.